Exhibit 10.18

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”). THESE SECURITIES MAY BE OFFERED, SOLD, PLEDGED OR OTHERWISE TRANSFERRED ONLY (A) TO THE COMPANY, (B) IN COMPLIANCE WITH RULE 144 UNDER THE SECURITIES ACT, IF AVAILABLE, AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS, (C) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT, OR (D) IN A TRANSACTION THAT DOES NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT AND/OR ANY APPLICABLE STATE SECURITIES LAWS, AND THE HOLDER HAS, PRIOR TO SUCH SALE, FURNISHED TO THE COMPANY AN OPINION OF COUNSEL THAT SUCH REGISTRATION IS NOT REQUIRED OR OTHER EVIDENCE OF EXEMPTION, IN EITHER CASE REASONABLY SATISFACTORY TO THE COMPANY. HEDGING TRANSACTIONS INVOLVING THESE SECURITIES MAY NOT BE CONDUCTED UNLESS IN COMPLIANCE WITH THE SECURITIES ACT.

Tyme Inc.

SECOND AMENDED AND RESTATED

10% SECURED CONVERTIBLE PROMISSORY NOTE

DUE OCTOBER 11, 2015

Original Issue Date: July 11, 2014	US$2,310,000

This Second Amended and Restated 10% Secured Convertible Promissory Note (this “Note”) amends and restates in its entirety and supersedes the Amended & Restated 10% Secured Convertible Promissory Note, dated July 11, 2014, in the principal amount of US$1,350,000, of Tyme Inc., a Delaware corporation (the “Company”), which amended and restated in its entirety and superseded the 10% Secured Convertible Promissory Note, dated July 11, 2014, in the original principal amount of US$1,100,000, of the Company (the “Original Note”), each issued to Christopher Brown (together with his permitted successors and assigns, the “Holder”). The Original Note was issued pursuant to that certain Securities Purchase Agreement, dated as of July 11, 2014 (the “Purchase Agreement”), between the Company and Holder. Capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

Article I.

Section 1.01        Principal and Interest. (a) FOR VALUE RECEIVED, the Company hereby promises to pay to the order of the Holder, in lawful money of the United States of America and in immediately available funds the principal sum of Two Million Three Hundred Ten Thousand Dollars ($2,310,000) on October 11, 2015 (the “Maturity Date”).

(b)         The Company further promises to pay interest in cash on the unpaid principal amount of this Note at a rate per annum equal to ten percent (10%) as follows: (i) interest on the principal amount of One Million One Hundred Thousand Dollars ($1,100,000) commenced to accrue on July 11, 2014, (ii) interest on the principal amount of Two Hundred Fifty Thousand Dollars ($250,000) commenced to accrue on November 24, 2014, and (iii) interest on the principal amount of Nine Hundred Sixty Thousand Dollars ($960,000) commenced to accrue on January 15, 2015. All interest accrued or accruing hereunder is payable on the Maturity Date or earlier prepayment. Interest will be computed on the basis of a 360-day year of twelve 30-day months for the actual number of days elapsed; provided, however, interest is not payable in the event of the conversion of this Note in accordance with Section 1.02 below.

(c)         The Company may prepay all or any portion of the principal amount of this Note at any time and from time to time without penalty or premium.

Section 1.02        Mandatory Conversion.  (a) Upon the closings of the Merger and the PPO for at least $9,100,000 (which shall include, for purposes of determining such amount, the aggregate outstanding principal amount of this Note) or lesser amount as agreed to by the Company, all of the outstanding principal amount of this Note shall automatically, without the necessity of any action by the Holder or the Company, be converted into PPO Securities of Pubco (such PPO Securities issued upon conversion of the Notes, the “Conversion Securities”), at the Conversion Price. All accrued but unpaid interest on this Note shall be forgiven in full upon such conversion of the principal amount of this Note into the Conversion Securities.

(b)         No fraction of shares or scrip representing fractions of shares will be issued on conversion.  Upon any conversion of the entire outstanding principal of and interest on this Note, the number of shares or other securities issuable shall be rounded to the next higher whole number.

(c)         The date upon which the conversion shall be effective (the “Conversion Date”) shall be deemed to be the date on which the Merger and Minimum PPO closes.  The number of Conversion Securities issuable upon conversion of this Note shall be equal to the quotient obtained by dividing (x) the outstanding principal amount of this Note by (y) the Conversion Price then in effect.  The calculation by the Company of the number of Conversion Securities to be received by the Holder upon conversion hereof, and of the applicable Conversion Price, shall be conclusive absent manifest error.

Section 1.03        [Intentionally Omitted]

Section 1.04        Absolute Obligation/Ranking.  Except as expressly provided herein, no provision of this Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of, and liquidated damages (if any) on, this Note at the time, place, and rate, and in the coin or currency, herein prescribed.  This Note is a direct debt obligation of the Company.  This Note ranks pari passu with all other Notes now or hereinafter issued pursuant to the Purchase Agreement.

Section 1.05        Paying Agent and Registrar.  Initially, the Company will act as paying agent and registrar.  The Company may change any paying agent, registrar, or Company-registrar by giving the Holder not less than ten (10) business days’ written notice of its election to do so, specifying the name, address, telephone number and facsimile number of the paying agent or registrar.  The Company may act in any such capacity.

Section 1.06        Different Denominations.  This Note is exchangeable for an equal aggregate outstanding principal amount of notes of different authorized denominations but otherwise substantially identical to this Note (the “Exchanged Notes”), as reasonably requested by the Holder surrendering the same. No service charge will be made for such registration of transfer or exchange. Notwithstanding anything to the contrary contained herein, in the event of a mandatory conversion of the outstanding principal amount of this Note in accordance with Section 1.02 above, the aggregate outstanding principal amount of all Exchanged Notes owned of record by Holder shall be used in the calculation of the number of Conversion Securities to be issued to Holder in connection with such conversion regardless of the denominations of the individual Exchanged Notes owned of record by Holder.

Section 1.07        Investment Representations. This Note has been issued subject to certain investment representations of the original Holder set forth in the Purchase Agreement and may be transferred or exchanged only in compliance with the Purchase Agreement and applicable federal and state securities laws and regulations.

Section 1.08        Reliance on Note Register.  Prior to due presentment to the Company for transfer or conversion of this Note, the Company and any agent of the Company may treat the person in whose name this Note is duly registered on the Note Register as the owner hereof for the purpose of receiving payment as herein provided and for all other purposes, whether or not this Note is overdue, and neither the Company nor any such agent shall be affected by notice to the contrary.

Section 1.09        Security; Other Rights.  The obligations of the Company to the Holder under this Note are secured pursuant to the Security Agreement and the Pledge Agreement, each as amended pursuant to the Second Omnibus Amendment, dated as of January 9, 2015 (the “Omnibus Amendment”), among the Company, Subscriber and various other parties, and are guaranteed under the Guaranty, as amended by the Omnibus Amendment. In addition to the rights and remedies given it by this Note, the Purchase Agreement, the Security Agreement, the Pledge Agreement and the Guaranty, each as amended by the Omnibus Amendment, the Holder shall have all those rights and remedies allowed by applicable laws. The rights and remedies of the Holder are cumulative and recourse to one or more right or remedy shall not constitute a waiver of the others.

Article II.

Section 2.01        Events of Default.  Each of the following events shall constitute a default under this Note (each an “Event of Default”):

(a)         failure by the Company to pay any principal amount or interest due hereunder within five (5) days of the date such payment is due;

(b)         failure by Pubco to issue, or cause it’s transfer agent to issue, to the Holder the number of shares of PPO Securities (if any) issuable to the Holder as a result of the conversion of this Note within ten (10) days after the Conversion Date;

(c)         (c) any event of default by the Company or any subsidiary under the Security Agreement, the Pledge Agreement or the Guaranty, each as amended by the Omnibus Amendment, shall have occurred and be continuing beyond all grace and/or cure periods, or the Security Agreement, the Pledge Agreement or the Guaranty, each as amended by the Omnibus Amendment, shall fail to remain in full force and effect prior to payment in full of all amounts payable under this Note, or any action shall be taken by the Company to discontinue the Security Agreement the Pledge Agreement or the Guaranty, each as amended by the Omnibus Amendment, or to assert the invalidity thereof prior to payment in full of all amounts payable under this Note;

(d)         the Company shall: (1) make a general assignment for the benefit of its creditors; (2) apply for or consent to the appointment of a receiver, trustee, assignee, custodian, sequestrator, liquidator or similar official for itself or any of its assets and properties; (3) commence a voluntary case for relief as a debtor under the United States Bankruptcy Code; (4) file with or otherwise submit to any governmental authority any petition, answer or other document seeking:  (A) reorganization, (B) an arrangement with creditors or (C) to take advantage of any other present or future applicable law respecting bankruptcy, reorganization, insolvency, readjustment of debts, relief of debtors, dissolution or liquidation; (5) file or otherwise submit any answer or other document admitting or failing to contest the material allegations of a petition or other document filed or otherwise submitted against it in any proceeding under any such applicable law; or (6) be adjudicated a bankrupt or insolvent by a court of competent jurisdiction;

(e)         any case, proceeding or other action shall be commenced against the Company for the purpose of effecting, or an order, judgment or decree shall be entered by any court of competent jurisdiction approving (in whole or in part) anything specified in Section 2.01(d) hereof, or any receiver, trustee, assignee, custodian, sequestrator, liquidator or other official shall be appointed with respect to the Company, or shall be appointed to take or shall otherwise acquire possession or control of all or a substantial part of the assets and properties of the Company, and any of the foregoing shall continue unstayed and in effect for any period of sixty (60) days;

(f)          default shall occur with respect to any indebtedness for borrowed money of the Company (including, without limitation, any other Note(s)) or under any agreement under which such indebtedness may be issued by the Company and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of such indebtedness for which such default shall have occurred exceeds $50,000;

(g)         default shall occur with respect to any contractual obligation of the Company under or pursuant to any contract, lease, or other agreement to which the Company is a party and such default shall continue for more than the period of grace, if any, therein specified, if the aggregate amount of the Company’s contractual liability arising out of such default exceeds or is reasonably estimated to exceed $50,000;

(h)         final judgment for the payment of money in excess of $50,000 shall be rendered against the Company and the same shall remain undischarged for a period of twenty (20) days during which execution shall not be effectively stayed;

(i)          any material breach by the Company of any of its representations or warranties under the Purchase Agreement; or

(j)          any default, whether in whole or in part, shall occur in the due observance or performance of any obligations or other covenants, terms or provisions to be performed under this Note or the Purchase Agreement which is not cured by the Company within five (5) days after receipt of written notice thereof.

Section 2.02        If any Event of Default specified in Section 2.01(d) or Section 2.01(e) occurs, then the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of the Event of Default, shall become immediately due and payable without any action on the part of the Holder, and if any other Event of Default occurs, the full principal amount of this Note, together with any other amounts owing in respect thereof, to the date of acceleration shall become, at the Majority Holders’ election, immediately due and payable in cash.  Commencing five (5) days after the occurrence of any Event of Default, interest on this Note shall begin to accrue at the rate of interest specified in Section 1.01(b) PLUS five percent (5%) per annum, or such lower maximum amount of interest permitted to be charged under applicable law.  All Notes for which the full amount hereunder shall have been paid in accordance herewith shall promptly be surrendered to or as directed by the Company.  The Holder need not provide, and the Company hereby waives, any presentment, demand, protest or other notice of any kind, and the Holder may immediately and without expiration of any grace period enforce any and all of its rights and remedies hereunder and all other remedies available to it under applicable law.  Such declaration may be rescinded and annulled by the Majority Holders at any time prior to payment hereunder, and the Holder shall have all rights as a Note holder until such time, if any, as the full payment under this Section shall have been received by it.  No such rescission or annulment shall affect any subsequent Event of Default or impair any right consequent thereon.  “Majority Holders” means at any time a Holder or Holders then holding in excess of 50% of the then aggregate unpaid principal amount of the Notes.

Article III.

Section 3.01        Negative Covenants.  So long as this Note shall remain in effect and until any outstanding principal and interest and all fees and all other expenses or amounts payable under this Note and the Purchase Agreement have been paid in full, unless the Majority Holders shall otherwise consent in writing, the Company shall not:

(a)         Senior or Pari Passu Indebtedness.  Incur, create, assume, guaranty or permit to exist any indebtedness that ranks senior in priority to, or pari passu with, the obligations under this Note, except for (i) indebtedness existing on the date hereof and set forth in Schedule A attached hereto and only to the extent that such indebtedness ranks senior in priority to or pari passu with the obligations under this Note and the Purchase Agreement on the Original Issue Date, (ii) indebtedness secured by a lien described in paragraph (ix) in the definition of “Permitted Liens” in the Security Agreement, as amended by the Omnibus Amendment, in an aggregate amount outstanding not to exceed $50,000; and (iii) indebtedness created as a result of a subsequent financing if the gross proceeds to the Company of such financing are equal to or greater than the aggregate principal amount of the Notes and the Notes are repaid in full upon the closing of such financing.

(b)         Liens.  Create, incur, assume or permit to exist any lien on any property or assets (including stock or other securities of the Company) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except Permitted Liens (as defined in the Security Agreement, as amended by the Omnibus Amendment).

(c)         Dividends and Distributions.  Declare or pay, directly or indirectly, any dividend or make any other distribution (by reduction of capital or otherwise), whether in cash, property, securities or a combination thereof, with respect to any shares of its capital stock or directly or indirectly redeem, purchase, retire or otherwise acquire for value any shares of any class of its capital stock or set aside any amount for any such purpose; provided, however, that the Company may complete the Merger.

(d)         Limitation on Certain Payments and Prepayments.

(i)          Pay in cash any amount in respect of any indebtedness or preferred stock that may at the obligor’s option be paid in kind or in other securities; or

(ii)         Optionally prepay, repurchase or redeem or otherwise defease or segregate funds with respect to any indebtedness of the Company, other than for senior indebtedness existing on the date hereof and set forth in Schedule A attached hereto, indebtedness under this Note or the Purchase Agreement.

Article IV.

Section 4.01        Notices.  Notices regarding this Note shall be sent to the parties at the following addresses, unless a party notifies the other parties, in writing, of a change of address:

If to the Company:	At the address set forth in the Purchase Agreement

If to the Holder:	At the address set forth in the Purchase Agreement

Section 4.02        Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Note shall be governed by and construed and enforced in accordance with the internal laws of the State of New York, without regard to the principles of conflicts of law thereof.  Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by any of the Transaction Documents (whether brought against a party hereto or its respective affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the City of New York, Borough of Manhattan (the “New York Courts”).  Each party hereto hereby irrevocably submits to the exclusive jurisdiction of the New York Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein (including with respect to the enforcement of any of the Transaction Documents), and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, or such New York Courts are improper or inconvenient venue for such proceeding.  Each party hereby irrevocably waives personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Note and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any manner permitted by law. Each party hereto hereby irrevocably waives, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Note or the transactions contemplated hereby.  If either party shall commence an action or proceeding to enforce any provisions of this Note, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorney’s fees and other costs and expenses incurred with the investigation, preparation and prosecution or defense of such action or proceeding.

Section 4.03        Severability.  The invalidity of any of the provisions of this Note shall not invalidate or otherwise affect any of the other provisions of this Note, which shall remain in full force and effect.

Section 4.04        Entire Agreement and Amendments.  This Note, together with the Purchase Agreement and the Transaction Documents, each as amended by the Omnibus Amendment, represents the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, warranties or commitments, except as set forth herein.  This Note may be amended only by an instrument in writing executed by the parties hereto.

Section 4.05        Transfer.  This Note shall not be transferred or assigned by the Holder except in accordance with the provisions of this Note and the Purchase Agreement, as amended by the Omnibus Amendment.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, with the intent to be legally bound hereby, the Company as executed this Note as of the date first written above.

TYME INC.

By:  /s/ Michael Demurjian

Name:   Michael Demurjian

Title:     Vice President

SCHEDULE A

SENIOR AND PARI PASSU INDEBTEDNESS

None.